UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: August 10, 2016 (Date of earliest event reported: August 4, 2016)

TCP INTERNATIONAL HOLDINGS LTD.
(Exact name of registrant as specified in its charter)

Switzerland	1-36521	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
Alte Steinhauserstrasse 1
6330 Cham, Switzerland
(Address of principal executive offices)
(330) 995-6111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On August 4, 2016, K.R. “Kaj” den Daas, who currently serves as Chief Executive Officer of TCP International Holdings Ltd. (“TCP International”) and its subsidiary Technical Consumer Products, Inc. (“TCP” and, collectively with TCP International, the “Company”), informed the Company that he intends to resign from his employment with the Company for personal reasons, effective October 3, 2016. Consistent with the terms of his notice, Mr. den Daas’ last day of employment with the Company will be October 3, 2016 (the “Termination Date”).
Under the terms of the employment agreement entered into by and between TCP and Mr. den Daas on December 18, 2015 (the “Agreement”), Mr. den Daas’ resignation will be treated as a resignation from the Company without Good Reason (as defined in the Agreement). As a result, under the terms of the Agreement, Mr. den Daas will receive from the Company, to the extent permitted by applicable law, any (i) Base Salary (as defined in the Agreement) earned, but unpaid, (ii) payment for earned but unused vacation time, and (iii) business expenses incurred, but not yet reimbursed (in each case, only up to the Termination Date).
The Agreement imposes various restrictive covenants on Mr. den Daas, including non-competition, non-solicitation, non-disparagement and confidentiality covenants, which remain in effect in accordance with their terms. The non-competition and non-solicitation covenants prohibit Mr. den Daas from engaging in certain activities for a period of one year after he ceases to be employed by TCP.
The foregoing summary of the provisions of the Agreement applicable to Mr. den Daas’ resignation from his employment without Good Reason is qualified in its entirety by reference to the complete text of the Agreement, which is incorporated herein by reference and a copy of which was included as Exhibit 99.1 to the Current Report on Form 8-K filed by TCP International on December 22, 2015.
(c) The Board of Directors of the Company has named Brian Catlett, the Company’s current Chief Financial Officer and Treasurer, as interim Chief Executive Officer and Zachary Guzy, the Company’s current Global Corporate Controller, as interim Chief Financial Officer, each effective on October 3, 2016.
Mr. Catlett, age 54, has served as the Company’s Chief Financial Officer since January 2014 after serving as the Company’s Senior Vice President of Global Finance since 2012. For over 25 years, Mr. Catlett has served in various executive capacities including chief financial officer and managing partner of a private equity fund. From 2004 until 2012, Mr. Catlett was a partner in Consumer Innovation Partners, a consumer products private equity fund. Mr. Catlett holds a bachelor’s degree in Business Administration from the University of Iowa.
Mr. Guzy, age 40, has served as the Company’s Global Corporate Controller since June 2012. Before joining the Company, Mr. Guzy served in various capacities with The Lubrizol Corporation from 2008 to May 2012, including as a segment Finance Director and as Manager of External Financial Reporting. Prior to that, he was an audit manager for a global accounting firm. Mr. Guzy holds a bachelor’s degree in Accountancy from Miami University and is a certified public accountant.
There is no arrangement or understanding between Mr. Catlett or Mr. Guzy and any other person pursuant to which Mr. Catlett or Mr. Guzy was selected as an officer of the Company. Except as described herein, there are no existing or currently proposed transactions to which TCP International or any of its subsidiaries is a party and in which Mr. Catlett or Mr. Guzy has a direct or indirect material interest. There are no family relationships between Mr. Catlett or Mr. Guzy and any of the directors or officers of TCP International or any of its subsidiaries.
Item 7.01 Regulation FD.
On August 10, 2016, the Company issued a press release announcing the resignation of K.R den Daas as Chief Executive Officer and the appointment of Brian Catlett, the Company’s Chief Financial Officer, as interim Chief Executive Officer and providing an update on its Audit Committee investigation. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits

EXHIBIT INDEX	DESCRIPTION

99.1	Press release, dated August 10, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TCP INTERNATIONAL HOLDINGS LTD.
By:	/s/ Brian Catlett
Brian Catlett Chief Financial Officer and Treasurer

Date: August 10, 2016